Exhibit 99.1

Investor Relations

News from Aon

Aon Reports Fourth Quarter and Full Year 2016 Results

Fourth Quarter Key Metrics and Highlights1

•	Total revenue was $3.3 billion with organic revenue growth of 3%

•	Operating margin decreased 290 basis points to 18.9%, and operating margin, adjusted for certain items, increased 210 basis points to 26.2%

•	EPS decreased 11% to $1.87, and EPS, adjusted for certain items, increased 13% to $2.56

•	The Company closed its acquisition of Stroz Friedberg, strengthening its ability to serve clients as the global leader in cyber risk mitigation

•	The Company closed its acquisition of Admix, a leading health and benefits brokerage firm in Brazil

•	Repurchased 1.8 million Class A Ordinary Shares for approximately $200 million

Full Year Key Metrics and Highlights

•	Total revenue was $11.6 billion with organic revenue growth of 3%

•	Operating margin increased 60 basis points to 16.4%, and operating margin, adjusted for certain items, increased 80 basis points to 20.8%

•	EPS increased 6% to $5.16, and EPS, adjusted for certain items, increased 7% to $6.59

•	Cash flow from operations increased 16% to a record $2.3 billion, and free cash flow increased 22% to a record $2.1 billion

•	Repurchased 12.2 million Class A Ordinary Shares for approximately $1.3 billion

•
Subsequent to the close of the fourth quarter, the Company signed a definitive agreement to sell the Benefits Administration and HR Business Process Outsourcing businesses for gross cash proceeds up to $4.8 billion, including $4.3 billion in gross cash at closing and additional consideration up to $500 million based on future performance. Total after-tax cash proceeds are expected to be approximately $3.0 billion.

LONDON - February 10, 2017 - Aon plc (NYSE: AON) today reported results for the three and twelve months ended December 31, 2016.

Net income attributable to Aon shareholders was $502 million, or $1.87 per share, compared to $584 million, or $2.09 per share, for the prior year quarter. Net income per share attributable to Aon shareholders, adjusted for certain items, increased 13% to $2.56, compared to $2.27 in the prior year quarter. Certain items that impacted fourth quarter results and comparisons with the prior year quarter are detailed in the “Reconciliation of Non-GAAP Measures - Operating Income and Diluted Earnings per Share” on page 13 of this press release.

“We ended 2016 in a strong position, driving positive performance across each of our key metrics for both the fourth quarter and the full year, highlighted by growth across every major business and record operating margin in Risk Solutions,” said Greg Case, President and Chief Executive Officer. “Substantial investments in high-growth areas of our industry-leading platform, improved operational performance, and record free cash flow generation of more than $2.1 billion, continue to position the firm for increased shareholder value creation over the long-term.”

1Refer to "Revision of Previously Issued Financial Statements" as disclosed in the schedules on pages 16 and 17.

FOURTH QUARTER FINANCIAL SUMMARY

Total revenue in the fourth quarter increased 1% to $3.3 billion compared to the prior year quarter driven primarily by 3% organic revenue growth, partially offset by a 2% unfavorable impact from foreign currency translation.

Total operating expenses for the fourth quarter increased 5% to $2.7 billion compared to the prior year quarter due primarily to $158 million of non-cash expenses related to certain pension settlements, $15 million of transaction costs related to the pending sale of certain assets, $6 million of transaction costs related to acquisitions, and an increase in expense to support 3% organic revenue growth, partially offset by a $67 million favorable impact from foreign currency translation, a $10 million decrease in the core expense base related to divested businesses, net of acquisitions, and a $7 million decrease in intangible asset amortization.

Depreciation expense increased 2%, or $1 million, in the fourth quarter to $61 million compared to the prior year quarter.

Intangible asset amortization expense decreased 9%, or $7 million, in the fourth quarter to $70 million compared to the prior year quarter, consisting of a $9 million decrease in HR Solutions and a $2 million increase in Risk Solutions.

Foreign currency exchange rates in the fourth quarter had a $0.04 per share, or $13 million pretax, favorable impact (+$13 million in Risk Solutions, -$6 million in HR Solutions, and +$6 million Unallocated) on GAAP net income and a $0.03 per share, or $10 million pretax, favorable impact (+$12 million in Risk Solutions, -$8 million in HR Solutions, and +$6 million Unallocated) on adjusted net income if the Company were to translate prior year quarter results at current quarter foreign exchange rates.

Effective tax rate used in the U.S. GAAP financial statements for the fourth quarter was 10.9%, compared to the prior year quarter of 15.8%. After adjusting to exclude the applicable tax impact associated with certain non-cash pension expenses, the adjusted effective tax rate for the fourth quarter of 2016 was 14.9% compared to 17.9% in the prior year quarter, due primarily to changes in the geographic distribution of income and certain favorable discrete tax adjustments. The prior year quarter adjusted effective tax rate excludes the applicable tax impact associated with expenses related to certain legacy litigation. These adjustments are discussed in the "Reconciliation of Non-GAAP Measures - Operating Income and Diluted Earnings per Share" on page 13 of this press release.

Average diluted shares outstanding decreased 4% to 268.3 million in the fourth quarter compared to 279.3 million in the prior year quarter. The Company repurchased 1.8 million Class A Ordinary Shares for approximately $200 million in the fourth quarter. As of December 31, 2016, the Company had $2.8 billion of remaining authorization under its share repurchase program. Subsequent to the close of the fourth quarter, the Board of Directors authorized a $5.0 billion increase to the existing remaining authorization under its share repurchase program. As of February 10, 2017, the Company has approximately $7.7 billion of remaining authorization under its share repurchase program.

Cash flow from operations for 2016 increased 16%, or $317 million, compared to the prior year to a record $2.3 billion driven by an increase in underlying net income after adjusting for certain non-cash pension expenses, lower cash pension contributions, and lower cash tax payments.

Free cash flow, defined as cash flow from operations less capital expenditures, increased 22%, or $385 million, compared to the prior year to a record $2.1 billion for 2016, driven by an increase in cash flow from operations and a $68 million decrease in capital expenditures. A reconciliation of free cash flow to cash flow from operations can be found on the “Reconciliation of Non-GAAP Measures - Organic Revenue and Free Cash Flow” on page 12 of this press release.

FOURTH QUARTER SEGMENT REVIEW1

Certain noteworthy items impacted operating income and operating margins in the fourth quarters of 2016 and 2015. The fourth quarter segment information provided below includes supplemental information related to organic revenue, adjusted operating income and adjusted operating margin, which is described in detail on the “Reconciliation of Non-GAAP Measures - Organic Revenue and Free Cash Flow” on page 12 and “Reconciliation of Non-GAAP Measures - Operating Income and Diluted Earnings per Share” on page 13 of this press release.

RISK SOLUTIONS

					Less:
(millions)	Three Months Ended			Less:	Acquisitions,
Commissions, Fees and Other	December 31, 2016	December 31, 2015	% Change	Currency Impact	Divestitures, Other	Organic Revenue
Retail	$1,716	$1,681	2%	(2)%	1%	3%
Reinsurance	329	323	2	—	—	2
Subtotal	$2,045	$2,004	2%	(1)%	—%	3%
Investment Income	6	5	20
Total Revenue	$2,051	$2,009	2%

Risk Solutions total revenue for the fourth quarter increased 2% compared to the prior year quarter driven by 3% organic growth in commissions and fees, partially offset by a 1% unfavorable impact from foreign currency translation. The Company has identified certain immaterial legacy errors related to the quarterly timing of revenue recognition within the Americas Retail brokerage business in Risk Solutions that affected quarterly revenue amounts previously reported as discussed in the “Revision of Previously Issued Financial Statements” on pages 16 and 17 of this press release. The impact of the errors on the Company’s annual revenue and organic growth is immaterial.

Retail organic revenue for the fourth quarter increased 3% reflecting revenue growth in both the Americas and International businesses. Americas organic revenue increased 3% reflecting strong growth in Affinity and in Latin America as well as continued record new business generation in US Retail. International organic revenue increased 2% driven by growth across every major region, highlighted by double-digit growth in Health and Benefits brokerage across Asia and EMEA, and overall strength across the Pacific driven by strong new business generation.

Reinsurance organic revenue for the fourth quarter increased 2% compared to the prior year quarter driven by new business generation in treaty and growth in facultative placements, partially offset by a decline in capital markets transactions and advisory business, as well as a modest unfavorable market impact globally.

1Refer to "Revision of Previously Issued Financial Statements" as disclosed in the schedules on pages 16 and 17.

	Three Months Ended
(millions)	December 31, 2016	December 31, 2015	% Change
Revenue	$2,051	$2,009	2%
Expenses
Compensation and benefits	1,190	1,130	5
Other general expenses	406	388	5
Total operating expenses	1,596	1,518	5
Operating income	$455	$491	(7)%
Operating margin	22.2%	24.4%
Operating income - adjusted	$566	$517	9%
Operating margin - adjusted	27.6%	25.7%

Compensation and benefits for the fourth quarter increased 5%, or $60 million, compared to the prior year quarter due primarily to $83 million of non-cash expenses related to certain pension settlements and a $20 million increase in the core expense base related to acquired businesses, net of divestitures, partially offset by a $26 million favorable impact from foreign currency translation, and expense discipline.

Other general expenses for the fourth quarter increased 5%, or $18 million, compared to the prior year quarter due primarily to an increase in expense to support 3% organic revenue growth, a $12 million increase in the core expense base related to acquired businesses, net of divestitures, $6 million of transaction costs related to acquisitions, and a $2 million increase in intangible asset amortization, partially offset by a $15 million favorable impact from foreign currency translation.

Fourth quarter operating income decreased 7% to $455 million compared to the prior year quarter. Adjusting for certain items detailed on page 13 of this press release, operating income increased 9%, or $49 million, and operating margin increased 190 basis points to 27.6%, each compared to the prior year quarter. The increase in adjusted operating margin was driven primarily by organic revenue growth of 3%, return on investments in data and analytics across the portfolio, and a 100 basis point favorable impact from foreign currency translation, partially offset by $6 million, or -30 basis points, of transaction costs related to acquisitions.

 HR SOLUTIONS

(millions)	Three Months Ended			Less:	Less: Acquisitions,
Commissions, Fees and Other	December 31, 2016	December 31, 2015	% Change	Currency Impact	Divestitures, Other	Organic Revenue
Consulting Services	$446	$464	(4)%	(4)%	—%	—%
Outsourcing	854	839	2	(1)	(5)	8
Intersegment	(19)	(13)	N/A	N/A	N/A	N/A
Subtotal	$1,281	$1,290	(1)%	(2)%	(4)%	5%
Investment Income	—	—	—%
Total Revenue	$1,281	$1,290	(1)%

HR Solutions total revenue for the fourth quarter decreased 1% to $1.3 billion compared to the prior year quarter driven by a 4% decrease in commissions and fees related to net divestitures and a 2% unfavorable impact from foreign currency translation, partially offset by 5% organic growth in commissions and fees.

Organic revenue in Consulting Services was flat as continued growth in retirement solutions, particularly for investment consulting was offset by a decline in project-related work from the prior year quarter and a modest decline in talent and compensation consulting. Organic revenue in Outsourcing increased 8% compared to the prior year quarter due primarily to strong double-digit growth in health care exchanges and continued strength in HR BPO for cloud-based solutions, partially offset by an anticipated modest decline in benefits administration.

	Three Months Ended
(millions)	December 31, 2016	December 31, 2015	% Change
Revenue	$1,281	$1,290	(1)%
Expenses
Compensation and benefits	683	687	(1)
Other general expenses	317	316	—
Total operating expenses	1,000	1,003	—
Operating income	$281	$287	(2)%
Operating margin	21.9%	22.2%
Operating income - adjusted	$363	$338	7%
Operating margin - adjusted	28.3%	26.2%

Compensation and benefits for the fourth quarter decreased $4 million compared to the prior year quarter due primarily to a $34 million decrease in the core expense base related to divested businesses, net of acquisitions, and a $12 million favorable impact from currency translation, partially offset by an increase in expense associated with 5% organic revenue growth and $25 million of non-cash expenses related to certain pension settlements.

Other general expenses for the fourth quarter increased $1 million compared to the prior year quarter due primarily to an increase in expense to support 5% organic growth and $15 million of transaction costs related to the pending sale of certain assets, partially offset by a $9 million decrease in intangible asset amortization, an $8 million decrease in the core expense base related to divested businesses, net of acquisitions, a $7 million favorable impact from foreign currency translation, and expense discipline.

Fourth quarter operating income decreased 2% to $281 million compared to the prior year quarter. Adjusting for certain items detailed on page 13 of this press release, operating income increased 7%, or $25 million, and operating margin increased 210 basis points to 28.3%, each compared to the prior year quarter. The increase in adjusted operating margin was primarily driven by solid organic revenue growth of 5% and expense discipline, partially offset by an $8 million, or -10 basis point, unfavorable impact from foreign currency translation.

INCOME BEFORE INCOME TAXES1

	Three Months Ended
(millions)	December 31, 2016	December 31, 2015	% Change
Risk Solutions	$455	$491	(7)%
HR Solutions	281	287	(2)
Unallocated expense	(107)	(61)	75
Operating income	$629	$717	(12)%
Interest income	3	4	(25)
Interest expense	(70)	(68)	3
Other income	9	49	(82)
Income before income taxes	$571	$702	(19)%

Unallocated expense for the fourth quarter increased $46 million to $107 million compared to the prior year quarter primarily due to $50 million of non-cash expenses related to certain pension settlements. Interest income decreased $1 million to $3 million compared to the prior year quarter. Interest expense increased $2 million to $70 million compared to the prior year quarter due primarily to an increase in total debt outstanding. Other income of $9 million primarily includes net gains due to the favorable impact of exchange rates on the remeasurement of monetary assets and liabilities in non-functional currencies. The prior year quarter primarily includes net gains on the sale of a certain business, partially offset by the unfavorable impact of exchange rates on the remeasurement of monetary assets and liabilities in non-functional currencies.

2016 FULL YEAR SUMMARY

Total revenue for 2016 was $11.6 billion due to a 2% decrease in commissions and fees related to divestitures, net of acquisitions, and a 2% unfavorable impact from foreign currency translation, each compared to the prior year, partially offset by 3% organic growth in commissions and fees. Risk Solutions total revenue increased 1% to $7.5 billion and HR Solutions total revenue decreased 3% to $4.2 billion.

Net income attributable to Aon shareholders for 2016 increased 1% to $1.4 billion compared to the prior year. Net income attributable to Aon shareholders, adjusted for certain items, increased 2% to $1.8 billion. Certain items that impacted full year results and comparisons against the prior year are detailed in the “Reconciliation of Non-GAAP Measures - Operating Income and Diluted Earnings per Share” on page 13 of this press release.
Net income per share attributable to Aon shareholders for 2016 increased 6% to $5.16 per share compared to $4.88 per share for the prior year. Net income attributable to Aon shareholders, adjusted for certain items, increased 7% to $6.59 per share compared to $6.18 per share for the prior year. The prior year included $100 million of other income, primarily reflecting the sale of certain businesses and foreign currency gains, which was a $64 million, or $0.19 per share, net benefit when comparing to $36 million of other income in 2016. Certain items that impacted full year results and comparisons against the prior year are detailed in the “Reconciliation of Non-GAAP Measures - Operating Income and Diluted Earnings per Share” on page 13 of this press release.

During 2016, the Company repurchased approximately 12.2 million Class A Ordinary Shares for $1.3 billion at an average price of $102.66 per share.

1 Refer to "Revision of Previously Issued Financial Statements" as disclosed in the schedules on pages 16 and 17.

Conference Call, Presentation Slides and Webcast Details
The Company will host a conference call on Friday, February 10, 2017 at 7:30 a.m., central time. Interested parties can listen to the conference call via a live audio webcast and view the presentation slides at www.aon.com.

 About Aon
Aon plc (NYSE:AON) is a leading global provider of risk management, insurance brokerage and reinsurance brokerage, and human resources solutions and outsourcing services. Through its more than 72,000 colleagues worldwide, Aon unites to empower results for clients in over 120 countries via innovative risk and people solutions. For further information on our capabilities and to learn how we empower results for clients, please visit: http://aon.mediaroom.com.
Safe Harbor Statement
This communication contain certain statements related to future results, or states our intentions, beliefs and expectations or predictions for the future which are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements relate to expectations or forecasts of future events. They use words such as "anticipate," "believe," "estimate," "expect," "forecast," "project," "intend," "plan," "probably," "potential," "looking forward" and other similar terms, and future or conditional tense verbs like "could," "may," "might," "should," "will" and "would." You can also identify forward-looking statements by the fact that they do not relate strictly to historical or current facts. For example, we may use forward-looking statements when addressing topics such as: market and industry conditions, including competitive and pricing trends; changes in our business strategies and methods of generating revenue; the development and performance of our services and products; changes in the composition or level of our revenues; our cost structure and the outcome of cost-saving or restructuring initiatives; the outcome of contingencies; dividend policy; the expected impact of acquisitions and dispositions; pension obligations; cash flow and liquidity; expected effective tax rate; future actions by regulators; and the impact of changes in accounting rules. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from either historical or anticipated results depending on a variety of factors.

The following factors, among others, could cause actual results to differ from those set forth in the forward looking statements:  general economic and political conditions in different countries in which Aon does business around the world; changes in the competitive environment; fluctuations in exchange and interest rates that could influence revenue and expense; changes in global equity and fixed income markets that could affect the return on invested assets; changes in the funding status of Aon's various defined benefit pension plans and the impact of any increased pension funding resulting from those changes; the level of Aon’s debt limiting financial flexibility; rating agency actions that could affect Aon's ability to borrow funds; the effect of the change in global headquarters and jurisdiction of incorporation, including differences in the anticipated benefits; changes in estimates or assumptions on our financial statements; limits on Aon’s subsidiaries to make dividend and other payments to Aon; the impact of lawsuits and other contingent liabilities and loss contingencies arising from errors and omissions and other claims against Aon; the impact of, and potential challenges in complying with, legislation and regulation in the jurisdictions in which Aon operates, particularly given the global scope of Aon’s  businesses and the possibility of conflicting regulatory requirements across jurisdictions in which Aon does business; the impact of any investigations brought by regulatory authorities in the U.S., U.K. and other countries; the impact of any inquiries relating to compliance with the U.S. Foreign Corrupt Practices Act and non-U.S. anti-corruption laws and with U.S. and non-U.S. trade sanctions regimes; failure to protect intellectual property rights or allegations that we infringe on the intellectual property rights of others; the effects of English law on our operating flexibility and the enforcement of judgments against Aon; the failure to retain and attract qualified personnel; international risks associated with Aon’s global operations; the effect or natural or man-made disasters; the potential of a system or network breach or disruption resulting in operational interruption or improper disclosure of personal data; Aon’s ability to develop and implement new technology; the damage to our reputation among clients, markets or third parties; the actions taken by third parties that preform aspects of our business operations and client services;  the extent to which Aon manages certain risks created in connection with the various services, including fiduciary and investments and other advisory services and business process outsourcing services, among others, that Aon currently provides, or will provide in the future, to clients; Aon’s ability to grow, develop and integrate companies that it acquires or new lines of business; changes in commercial property and casualty markets, commercial premium rates or methods of compensation; changes in the health care system or our relationships with insurance carriers; and Aon’s ability to implement initiatives intended to yield cost savings, and the ability to achieve those cost savings.

Any or all of Aon’s forward-looking statements may turn out to be inaccurate, and there are no guarantees about Aon’s performance.  The factors identified above are not exhaustive.  Aon and its subsidiaries operate in a dynamic business environment in which new risks may emerge frequently.  Further information concerning Aon and its businesses, including factors that potentially could materially affect Aon's financial results, is contained in Aon's filings with the SEC. See Aon’s Annual Report on Form 10-K and its Quarterly Reports on Form 10-Q for a further discussion of these and other risks and uncertainties applicable to Aon’s businesses. These factors may be revised or supplemented in subsequent reports.  Aon is under no obligation, and expressly disclaims any obligation, to update or alter any forward-looking statement that it may make from time to time, whether as a result of new information, future events or otherwise.

Explanation of Non-GAAP Measures
This communication includes supplemental information related to organic revenue, free cash flow, adjusted operating margin, adjusted earnings per share, and adjusted effective tax rate that exclude the effects of intangible asset amortization, capital expenditures, transaction costs and certain other noteworthy items that affected results for the comparable periods.  Organic revenue excludes from reported revenues the impact of foreign exchange, acquisitions, divestitures, transfers between business units, reimbursable expenses and unusual items.  The impact of foreign exchange is determined by translating last year's revenue, expense or net income at this year's foreign exchange rates.  Reconciliations are provided in the attached schedules.  Supplemental organic revenue information and additional measures that exclude the effects of the restructuring charges and certain other items do not affect net income or any other GAAP reported amounts.  Free cash flow is cash flow from operating activity less capital expenditures. The effective tax rate, as adjusted, excludes the applicable tax impact associated with expenses for legacy litigation. Management believes that these measures are important to make meaningful period-to-period comparisons and that this supplemental information is helpful to investors.  They should be viewed in addition to, not in lieu of, the Company’s Consolidated Financial Statements.  Industry peers provide similar supplemental information regarding their performance, although they may not make identical adjustments.

#

Investor Contact:	Media Contact:
Scott Malchow	Donna Mirandola
Senior Vice President, Investor Relations	Senior Director, External Communications - Americas
+44 (0) 20 7086 0100	+1 312-381-1532

Aon plc
Consolidated Statements of Income (Unaudited)

	Three Months Ended			Twelve Months Ended
(millions, except per share data)	December 31, 2016	December 31, 2015	Percent Change	December 31, 2016	December 31, 2015	Percent Change
Revenue
Commissions, fees and other	$3,317	$3,283	1%	$11,605	$11,661	—%
Fiduciary investment income	6	5	20	22	21	5
Total revenue	3,323	3,288	1	11,627	11,682	—
Expenses
Compensation and benefits	1,966	1,857	6	6,914	6,837	1
Other general expenses	728	714	2	2,807	2,997	(6)
Total operating expenses	2,694	2,571	5	9,721	9,834	(1)
Operating income	629	717	(12)	1,906	1,848	3
Interest income	3	4	(25)	9	14	(36)
Interest expense	(70)	(68)	3	(282)	(273)	3
Other income	9	49	(82)	36	100	(64)
Income before income taxes	571	702	(19)	1,669	1,689	(1)
Income taxes	62	112	(45)	239	267	(10)
Net income	509	590	(14)	1,430	1,422	1
Less: Net income attributable to noncontrolling interests	7	6	17	34	37	(8)
Net income attributable to Aon shareholders	$502	$584	(14)%	$1,396	$1,385	1%

Basic net income per share attributable to Aon shareholders	$1.89	$2.12	(11)%	$5.21	$4.93	6%
Diluted net income per share attributable to Aon shareholders	$1.87	$2.09	(11)	$5.16	$4.88	6
Weighted average ordinary shares outstanding - diluted	268.3	279.3	(4)%	270.3	283.8	(5)%

(1)   The effective tax rate is 10.9% and 15.8% for the three months ended December 31, 2016 and 2015, respectively, and 14.3% and 15.8% for the twelve months ended December 31, 2016 and 2015, respectively.

Aon plc
Revenue (Unaudited)

	Three Months Ended				Twelve Months Ended
(millions)	Dec 31, 2016	Dec 31, 2015	Percent Change	Organic Revenue Growth (1)	Dec 31, 2016	Dec 31, 2015	Percent Change	Organic Revenue Growth (1)
Commissions, Fees and Other
Risk Solutions	$2,045	$2,004	2%	3%	$7,463	$7,405	1%	3%
HR Solutions	1,281	1,290	(1)	5	4,183	4,303	(3)	3
Total Operating Segments	$3,326	$3,294	1%	3%	$11,646	$11,708	(1)%	3%
Fiduciary Investment Income
Risk Solutions	$6	$5	20%		$22	$21	5%
HR Solutions	—	—	—		—	—	—
Total Operating Segments	$6	$5	20%		$22	$21	5%
Total Revenue
Risk Solutions	$2,051	$2,009	2%		$7,485	$7,426	1%
HR Solutions	1,281	1,290	(1)		4,183	4,303	(3)
Intersegment	(9)	(11)	(18)		(41)	(47)	(13)
Total	$3,323	$3,288	1%		$11,627	$11,682	—%

(1)        Organic revenue excludes the impact of foreign exchange, acquisitions, divestitures, transfers, reimbursable expenses and unusual items. Change in organic revenue, a non-GAAP measure, is reconciled to the corresponding U.S. GAAP percent change in revenue on page 12 of this release.

Aon plc
Segments (Unaudited)

Risk Solutions

	Three Months Ended			Twelve Months Ended
(millions)	Dec 31, 2016	Dec 31, 2015	Percent Change	Dec 31, 2016	Dec 31, 2015	Percent Change
Revenue
Commissions, fees and other	$2,045	$2,004	2%	$7,463	$7,405	1%
Fiduciary investment income	6	5	20	22	21	5
Total revenue	2,051	2,009	2	7,485	7,426	1
Expenses
Compensation and benefits	1,190	1,130	5	4,305	4,180	3
Other general expenses	406	388	5	1,593	1,740	(8)
Total operating expenses	1,596	1,518	5	5,898	5,920	—
Operating income	$455	$491	(7)%	$1,587	$1,506	5%

Operating margin	22.2%	24.4%		21.2%	20.3%

HR Solutions

	Three Months Ended			Twelve Months Ended
(millions)	Dec 31, 2016	Dec 31, 2015	Percent Change	Dec 31, 2016	Dec 31, 2015	Percent Change
Revenue
Commissions, fees and other	$1,281	$1,290	(1)%	$4,183	$4,303	(3)%
Fiduciary investment income	—	—	N/A	—	—	N/A
Total revenue	1,281	1,290	(1)	4,183	4,303	(3)
Expenses
Compensation and benefits	683	687	(1)	2,437	2,547	(4)
Other general expenses	317	316	—	1,189	1,220	(3)
Total operating expenses	1,000	1,003	—	3,626	3,767	(4)
Operating income	$281	$287	(2)%	$557	$536	4%

Operating margin	21.9%	22.2%		13.3%	12.5%

Total Operating Income (Loss)

	Three Months Ended			Twelve Months Ended
(millions)	Dec 31, 2016	Dec 31, 2015	Percent Change	Dec 31, 2016	Dec 31, 2015	Percent Change
Risk Solutions	$455	$491	(7)%	$1,587	$1,506	5%
HR Solutions	281	287	(2)	557	536	4
Unallocated expense	(107)	(61)	75	(238)	(194)	23
Total operating income	$629	$717	(12)%	$1,906	$1,848	3%

Total operating margin	18.9%	21.8%		16.4%	15.8%

Aon plc
Reconciliation of Non-GAAP Measures - Organic Revenue and Free Cash Flow (Unaudited)

Organic Revenue (Unaudited)

	Three Months Ended
(millions)	December 31, 2016	December 31, 2015	Percent Change	Less: Currency Impact (1)	Less: Acquisitions, Divestitures & Other	Organic Revenue Growth (2)
Commissions, Fees and Other
Risk Solutions Segment:
Retail brokerage
Americas	$1,005	$965	4%	(1)%	2%	3%
International	711	716	(1)	(3)	—	2
Total Retail brokerage	1,716	1,681	2	(2)	1	3
Reinsurance brokerage	329	323	2	—	—	2
Total Risk Solutions	2,045	2,004	2	(1)	—	3
HR Solutions Segment:
Consulting services	446	464	(4)	(4)	—	—
Outsourcing	854	839	2	(1)	(5)	8
Intrasegment	(19)	(13)	N/A	N/A	N/A	N/A
Total HR Solutions	1,281	1,290	(1)	(2)	(4)	5
Total Operating Segments	$3,326	$3,294	1%	(2)%	—%	3%

	Twelve Months Ended
(millions)	December 31, 2016	December 31, 2015	Percent Change	Less: Currency Impact (1)	Less: Acquisitions, Divestitures & Other	Organic Revenue Growth (2)
Commissions, Fees and Other
Risk Solutions Segment:
Retail brokerage
Americas	$3,357	$3,294	2%	(2)%	—%	4%
International	2,739	2,750	—	(3)	—	3
Total Retail brokerage	6,096	6,044	1	(3)	—	4
Reinsurance brokerage	1,367	1,361	—	(1)	—	1
Total Risk Solutions	7,463	7,405	1	(2)	—	3
HR Solutions Segment:
Consulting services	1,662	1,686	(1)	(3)	—	2
Outsourcing	2,557	2,658	(4)	(1)	(7)	4
Intrasegment	(36)	(41)	N/A	N/A	N/A	N/A
Total HR Solutions	4,183	4,303	(3)	(2)	(4)	3
Total Operating Segments	$11,646	$11,708	(1)%	(2)%	(2)%	3%

Free Cash Flow (Unaudited)

	Twelve Months Ended
(millions)	December 31, 2016	December 31, 2015	Percent Change
Cash Provided By Operating Activities	$2,326	$2,009	16%
Less: Capital Expenditures	(222)	(290)	(23)
Free Cash Flow (3)	$2,104	$1,719	22%

(1)   Currency impact is determined by translating last year's revenue at this year's foreign exchange rates.
(2)   Organic revenue excludes the impact of foreign exchange, acquisitions, divestitures, transfers, reimbursable expenses and unusual items.
(3)   Free cash flow is defined as cash flow from operations less capital expenditures. This non-GAAP measure does not imply or represent a precise calculation of residual cash flow available for discretionary expenditures.

Aon plc
Reconciliation of Non-GAAP Measures - Operating Income and Diluted Earnings Per Share (Unaudited) (1)

	Three Months Ended December 31, 2016				Twelve Months Ended December 31, 2016
(millions)	Risk Solutions	HR Solutions	Unallocated Income & Expense	Total	Risk Solutions	HR Solutions	Unallocated Income & Expense	Total
Revenue	$2,051	$1,281	$(9)	$3,323	$7,485	$4,183	$(41)	$11,627

Operating income (loss) - as reported	$455	$281	$(107)	$629	$1,587	$557	$(238)	$1,906
Intangible asset amortization	28	42	—	70	105	172	—	277
Pension Settlements	83	25	50	158	144	26	50	220
Transaction Costs	$—	$15	$—	$15	$—	$15	$—	$15
Operating income (loss) - as adjusted	$566	$363	$(57)	$872	$1,836	$770	$(188)	$2,418

Operating margins - as adjusted	27.6%	28.3%	N/A	26.2%	24.5%	18.4%	N/A	20.8%

	Three Months Ended December 31, 2015				Twelve Months Ended December 31, 2015
(millions)	Risk Solutions	HR Solutions	Unallocated Income & Expense	Total	Risk Solutions	HR Solutions	Unallocated Income & Expense	Total
Revenue	$2,009	$1,290	$(11)	$3,288	$7,426	$4,303	$(47)	$11,682

Operating income (loss) - as reported	$491	$287	$(61)	$717	$1,506	$536	$(194)	$1,848
Intangible asset amortization	26	51	—	77	109	205	—	314
Legacy litigation	—	—	—	—	137	39	—	176
Operating income (loss) - as adjusted	$517	$338	$(61)	$794	$1,752	$780	$(194)	$2,338

Operating margins - as adjusted	25.7%	26.2%	N/A	24.1%	23.6%	18.1%	N/A	20.0%

	Three Months Ended December 31,		Twelve Months Ended December 31,
(millions except per share data)	2016	2015	2016	2015
Operating income - as adjusted	$872	$794	$2,418	$2,338
Interest income	3	4	9	14
Interest expense	(70)	(68)	(282)	(273)
Other income	9	49	36	100

Income before income taxes - as adjusted	814	779	2,181	2,179
Income taxes (2)	121	140	367	389
Net income - as adjusted	693	639	1,814	1,790
Less: Net income attributable to noncontrolling interests	7	6	34	37
Net income attributable to Aon shareholders - as adjusted	$686	$633	$1,780	$1,753

Diluted earnings per share - as adjusted	$2.56	$2.27	$6.59	$6.18

Weighted average ordinary shares outstanding - diluted	268.3	279.3	270.3	283.8

(1)	Certain noteworthy items impacting operating income in 2016 and 2015 are described in this schedule. The items shown with the caption "as adjusted" are non-GAAP measures.

(2)
The effective tax rate used in the U.S. GAAP financial statements were 10.9% and 15.8% for the three months ended December 31, 2016 and 2015, respectively, and 14.3% and 15.8% for the twelve months ended December 31, 2016 and 2015, respectively. Reconciling items are generally taxed at the effective tax rate. However, after adjusting to exclude the applicable tax impact associated with non-cash pension expenses, the adjusted effective tax rates for the fourth quarter and twelve months ended December 31, 2016 were 14.9% and 16.8%, respectively. After adjusting the underlying annual tax rate to exclude the impact associated with expenses for legacy litigation in the second quarter, the adjusted effective tax rates for both the fourth quarter and twelve months of 2015 was 17.9%.

Aon plc
Condensed Consolidated Statements of Financial Position (Unaudited)

	As of
(millions)	December 31, 2016	December 31, 2015 (1)
		(As revised)
ASSETS
Current Assets
Cash and cash equivalents	$431	$384
Short-term investments	290	356
Receivables, net	2,589	2,564
Fiduciary assets	9,485	9,932
Other current assets	351	329
Total Current Assets	13,146	13,565
Goodwill	8,747	8,448
Intangible assets, net	2,223	2,180
Fixed assets, net	765	765
Non-current deferred tax assets	322	300
Prepaid pension	858	1,033
Other non-current assets	554	592
Total Assets	$26,615	$26,883

LIABILITIES AND EQUITY
Current Liabilities
Accounts payable and accrued liabilities	$1,801	$1,772
Short-term debt and current portion of long-term debt	336	562
Fiduciary liabilities	9,485	9,932
Other current liabilities	873	819
Total Current Liabilities	12,495	13,085
Long-term debt	5,869	5,138
Non-current deferred tax liabilities	101	37
Pension, other post-retirement and other post-employment liabilities	1,774	1,795
Other non-current liabilities	844	769
Total Liabilities	21,083	20,824

EQUITY
Shareholders' Equity
Ordinary shares ($0.01 nominal value)	3	3
Additional paid-in capital	5,577	5,409
Retained earnings	3,807	4,013
Accumulated other comprehensive loss	(3,912)	(3,423)
Total Aon Shareholders' Equity	5,475	6,002
Noncontrolling interests	57	57
Total Equity	5,532	6,059
Total Liabilities and Equity	$26,615	$26,883

(1)     Refer to "Revision of Previously Issued Financial Statements" as disclosed in the schedules on pages 16 and 17.
(2)     Includes short-term investments:  2016 - $3,816 million, 2015 - $3,394 million

Aon plc
Consolidated Statements of Cash Flows (Unaudited)

(millions)	Years ended December 31	2016	2015
		(Unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES
Net income		$1,430	$1,422
Adjustments to reconcile net income to cash provided by operating activities:
Gain from sales of businesses and investments, net		(39)	(81)
Depreciation of fixed assets		232	229
Amortization of intangible assets		277	314
Share-based compensation expense		331	340
Deferred income taxes		(24)	(223)
Change in assets and liabilities:
Fiduciary receivables		594	599
Short-term investments — funds held on behalf of clients		(598)	350
Fiduciary liabilities		4	(949)
Receivables, net		(86)	(83)
Accounts payable and accrued liabilities		64	87
Current income taxes		49	116
Pension, other post-retirement and other post-employment liabilities		42	(230)
Other assets and liabilities		50	118
CASH PROVIDED BY OPERATING ACTIVITIES		2,326	2,009

CASH FLOWS FROM INVESTING ACTIVITIES
Proceeds from investments		43	220
Payments for investments		(64)	(266)
Net sales (purchases) of short-term investments — non-fiduciary		61	9
Acquisition of businesses, net of cash acquired		(879)	(16)
Proceeds from sale of businesses		107	205
Capital expenditures		(222)	(290)
CASH USED FOR INVESTING ACTIVITIES		(954)	(138)

CASH FLOWS FROM FINANCING ACTIVITIES
Share repurchase		(1,257)	(1,550)
Issuance of shares for employee benefit plans		(129)	(30)
Issuance of debt		3,467	5,351
Repayment of debt		(2,945)	(5,098)
Cash dividends to shareholders		(345)	(323)
Noncontrolling interests and other financing activities		(77)	(39)
CASH USED FOR FINANCING ACTIVITIES		(1,286)	(1,689)

EFFECT OF EXCHANGE RATE CHANGES ON CASH AND CASH EQUIVALENTS		(39)	(172)
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS		47	10
CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR		384	374
CASH AND CASH EQUIVALENTS AT END OF YEAR		$431	$384

Aon plc
Revision of Previously Issued Financial Statements (in millions, except per share data)

During the fourth quarter of 2016, the Company identified legacy immaterial errors related to the quarterly timing of revenue recognition for certain brokerage fee agreements in our Americas Retail Brokerage business in Risk Solutions, primarily impacting US Retail. Historically, revenue for these arrangements was typically recognized upon signing an agreement with a customer; however, in some cases, a portion of the arrangement’s revenue should have been recognized in subsequent quarters upon the placement of effective policies.  This historical practice resulted in over-recognizing revenue in the fourth quarter and under-recognizing revenue in the first, second, and third quarters of each year. The revised quarterly revenue disclosures included in the schedules of this press release align with the appropriate practice and will be used going forward as reported amounts for the corresponding period.

The impact to the Consolidated Statements of Financial Position was a decrease of $170 million to Net receivables, an increase of $66 million to Non-current deferred tax assets, and a decrease of $104 million to Retained earnings in all periods presented. The impact to full year Organic Revenue, Consolidated Statements of Income and Cash Flows was immaterial and therefore remain unchanged.

	US GAAP					Non GAAP - as adjusted (1)
(As reported)	1Q	2Q	3Q	4Q	2016	1Q	2Q	3Q	4Q	2016
INCOME STATEMENT DATA
Commissions, fees and other revenue	$2,787	$2,761	$2,740	$3,317	$11,605	$2,787	$2,761	$2,740	$3,317	$11,605
Fiduciary investment income	5	5	6	6	22	5	5	6	6	22
Total revenue	2,792	2,766	2,746	3,323	11,627	2,792	2,766	2,746	3,323	11,627
Operating income	450	405	422	629	1,906	517	535	494	872	2,418
Net income	327	280	314	509	1,430	382	384	355	693	1,814
Less: Net income attributable to noncontrolling interests	12	8	7	7	34	12	8	7	7	34
Net income attributable to Aon shareholders	$315	$272	$307	$502	$1,396	$370	$376	$348	$686	$1,780
PER SHARE DATA
Basic net income per share attributable to Aon shareholders	$1.16	$1.01	$1.15	$1.89	$5.21
Diluted net income per share attributable to Aon shareholders	$1.15	$1.01	$1.14	$1.87	$5.16	$1.35	$1.39	$1.29	$2.56	$6.59
(Effect of revision)
INCOME STATEMENT DATA
Commissions, fees and other revenue	$13	$34	$14	$(61)	$—	$13	$34	$14	$(61)	$—
Fiduciary investment income	—	—	—	—	—	—	—	—	—	—
Total revenue	13	34	14	(61)	—	13	34	14	(61)	—
Operating income	13	34	14	(61)	—	13	34	14	(61)	—
Net income	10	28	12	(50)	—	10	28	12	(50)	—
Less: Net income attributable to noncontrolling interests	—	—	—	—	—	—	—	—	—	—
Net income attributable to Aon shareholders	$10	$28	$12	$(50)	$—	$10	$28	$12	$(50)	$—
PER SHARE DATA
Basic net income per share attributable to Aon shareholders	$0.04	$0.11	$0.04	$(0.19)	$—
Diluted net income per share attributable to Aon shareholders	$0.04	$0.10	$0.04	$(0.19)	$—	$0.04	$0.10	$0.04	$(0.19)	$—
(As revised)
INCOME STATEMENT DATA
Commissions, fees and other revenue	$2,800	$2,795	$2,754	$3,256	$11,605	$2,800	$2,795	$2,754	$3,256	$11,605
Fiduciary investment income	5	5	6	6	22	5	5	6	6	22
Total revenue	2,805	2,800	2,760	3,262	11,627	2,805	2,800	2,760	3,262	11,627
Operating income	463	439	436	568	1,906	530	569	508	811	2,418
Net income	337	308	326	459	1,430	392	412	367	643	1,814
Less: Net income attributable to noncontrolling interests	12	8	7	7	34	12	8	7	7	34
Net income attributable to Aon shareholders	$325	$300	$319	$452	$1,396	$380	$404	$360	$636	$1,780
PER SHARE DATA
Basic net income per share attributable to Aon shareholders	$1.20	$1.12	$1.19	$1.70	$5.21
Diluted net income per share attributable to Aon shareholders	$1.19	$1.11	$1.18	$1.68	$5.16	$1.39	$1.49	$1.33	$2.37	$6.59

(1) Refer to Reconciliation of Non-GAAP Measures - Operating Income and Diluted Earnings Per Share for adjustments to operating income, net income, and diluted earnings per share on page 13.

	US GAAP					Non GAAP - as adjusted (1)
(As reported)	1Q	2Q	3Q	4Q	2015	1Q	2Q	3Q	4Q	2015
INCOME STATEMENT DATA
Commissions, fees and other revenue	$2,842	$2,800	$2,736	$3,283	$11,661	$2,842	$2,800	$2,736	$3,283	$11,661
Fiduciary investment income	5	5	6	5	21	5	5	6	5	21
Total revenue	2,847	2,805	2,742	3,288	11,682	2,847	2,805	2,742	3,288	11,682
Operating income	441	277	413	717	1,848	521	532	491	794	2,338
Net income	341	188	303	590	1,422	405	385	361	639	1,790
Less: Net income attributable to noncontrolling interests	13	10	8	6	37	13	10	8	6	37
Net income attributable to Aon shareholders	$328	$178	$295	$584	$1,385	$392	$375	$353	$633	$1,753
PER SHARE DATA
Basic net income per share attributable to Aon shareholders	$1.15	$0.63	$1.05	$2.12	$4.93
Diluted net income per share attributable to Aon shareholders	$1.14	$0.62	$1.04	$2.09	$4.88	$1.37	$1.31	$1.24	$2.27	$6.18
(Effect of revision)
INCOME STATEMENT DATA
Commissions, fees and other revenue	$20	$31	$10	$(61)	$—	$20	$31	$10	$(61)	$—
Fiduciary investment income	—	—	—	—	—	—	—	—	—	—
Total revenue	20	31	10	(61)	—	20	31	10	(61)	—
Operating income	20	31	10	(61)	—	20	31	10	(61)	—
Net income	16	26	8	(50)	—	16	26	8	(50)	—
Less: Net income attributable to noncontrolling interests	—	—	—	—	—	—	—	—	—	—
Net income attributable to Aon shareholders	$16	$26	$8	$(50)	$—	$16	$26	$8	$(50)	$—
PER SHARE DATA
Basic net income per share attributable to Aon shareholders	$0.06	$0.09	$0.03	$(0.18)	$—
Diluted net income per share attributable to Aon shareholders	$0.06	$0.09	$0.03	$(0.18)	$—	$0.05	$0.09	$0.03	$(0.18)	$—
(As revised)
INCOME STATEMENT DATA
Commissions, fees and other revenue	$2,862	$2,831	$2,746	$3,222	$11,661	$2,862	$2,831	$2,746	$3,222	$11,661
Fiduciary investment income	5	5	6	5	21	5	5	6	5	21
Total revenue	2,867	2,836	2,752	3,227	11,682	2,867	2,836	2,752	3,227	11,682
Operating income	461	308	423	656	1,848	541	563	501	733	2,338
Net income	357	214	311	540	1,422	421	411	369	589	1,790
Less: Net income attributable to noncontrolling interests	13	10	8	6	37	13	10	8	6	37
Net income attributable to Aon shareholders	$344	$204	$303	$534	$1,385	$408	$401	$361	$583	$1,753
PER SHARE DATA
Basic net income per share attributable to Aon shareholders	$1.21	$0.72	$1.08	$1.94	$4.93
Diluted net income per share attributable to Aon shareholders	$1.20	$0.71	$1.07	$1.91	$4.88	$1.42	$1.40	$1.27	$2.09	$6.18

(1) Refer to Reconciliation of Non-GAAP Measures - Operating Income and Diluted Earnings Per Share for adjustments to operating income, net income, and diluted earnings per share on page 13.